Exhibit 99.1
FOR IMMEDIATE RELEASE
July 1, 2010

Contact:	Robert J. McCarthy, Jr. or Gail B. Anwyll 412/373-7200
Parkvale Financial Corporation announces
employee hire and promotions
Monroeville, Pa., July 1, 2010. Parkvale Financial Corporation (the “Company”) announced today that Linda K. Butia, CPA joined Parkvale Bank as its Controller on June 30, 2010. As Controller, Ms. Butia will be responsible for day-to-day activities of the Bank’s general accounting system, financial information reporting, and external reporting to the Company’s shareholders and the Securities and Exchange Commission (SEC). Ms. Butia brings to this position valuable knowledge and insight from 30 plus years of banking experience and expertise she gained from her career with BNY Mellon Corporation and PriceWaterhouseCoopers. Linda earned her B.A degree from Westminster College, New Wilmington, Pa.
The Board of Directors, at the June 24, 2010 meeting, elected Interim Principal Financial Officer, Senior Vice President and Chief Information Officer Gilbert A. Riazzi, CPA to hold the title of Chief Financial Officer for the Company and the Bank, effective July 1, 2010. Mr. Riazzi, an eighteen year employee of the Bank, has been acting Interim Principal Financial Officer since November 2009.
At the same meeting, the Board elected James M. Urban to hold the title of Assistant Vice President. Mr. Urban joined the Bank in March 2006 as the Manager of Credit Administration. As Manager, he oversees the workflow of the credit administration staff in the Pittsburgh, Fayette and Ohio Valley Divisions and has direct responsibilities to assess the complex credit risks associated with commercial loans. He earned his B.A. degree from the University of Pittsburgh at Johnstown and attended the Pennsylvania Bankers Association Atlantic Central School of Commercial Lending.
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Parkvale Financial Corp. (NASDAQ-PVSA) is the parent company of Parkvale Bank, which operates 47 community offices throughout southwestern Pennsylvania, Ohio and West Virginia. As of June 30, 2010, Parkvale had total assets of $1.9 billion.